THE PHOENIX GROUP CORPORATION
CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT made and entered into as of the 12th day of October, 2004, by and between The Phoenix Group Corporation, a Delaware corporation (the "Company") and Philip R. Lacerte, the Company's Executive Vice President of Sales and Marketing (the "Executive")
WHEREAS, the Company has entered into an employment agreement with Executive, effective as of October 12, 2004(the "Employment Agreement"); and

WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company and its shareholders to enter into this Agreement with Executive to ensure the continuity of management of the Company and reinforce and encourage the continued attention and dedication of the Executive to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change-in-control of the Company; and

WHEREAS, the Board of Directors of the Company has approved and authorized the execution of this Agreement with the Executive to take effect as stated in Section 1 hereof.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.    Term of Agreement. This Agreement shall commence on the date set out above and shall continue in effect during the term of the Executive's Employment Agreement (or any extension, modification or renewal thereof) and shall remain in effect for a period of twenty-four (24) months after the date a Change-In-Control occurs.

2.    Change-in-Control.

(a)    The Executive shall have no rights under this Agreement until there shall have been a Change-in-Control, as defined in (b) below.

(b)    For purposes of this Agreement, a "Change-in-Control" shall mean: (i) the sale of substantially all of the assets of the Corporation to another person or entity (other than a subsidiary or other affiliate of the Corporation), (ii) the acquisition of actual or beneficial ownership of more than fifty percent of the total combined voting power of all classes of Corporation stock entitled to vote by a person or group of persons acting in concert (other than a subsidiary or other affiliate of the Corporation) who did not own more than fifty percent of such on the date of this Agreement, or (iii) the merger of the Corporation into another entity (other than a subsidiary or other affiliate of the Corporation), where the Corporation's shareholders (determined as of the date of merger) own (directly or indirectly) less than fifty percent of the shares of the surviving entity.

3.    Put Option Rights Upon a Change-in-Control. Following a Change-in-Control, the Executive shall have the right to sell to the Company (the "put option") all or any portion of the shares of Company stock granted to him under his Employment Agreement or obtained through the exercise of Company-granted stock options which he owned (or to which he was entitled under an outstanding stock option or other agreement) as of the date of the Change-in-Control. The Company shall buy any shares put to it under this Paragraph upon the following terms and conditions:

(a)    The put option shall be exercisable in whole or in part by for a period of one (1) year following the date on which the Change-in-Control occurs. Notwithstanding the preceding sentence, in the event the Executive terminates employment with the Company before expiration of the one-year exercise period, the put option shall expire no later than thirty (30) days after the Executive's termination; provided, that if the Executive's employment is terminated by the Company for "Just Cause" (as defined in the Executive's Employment Agreement), the put option shall expire as of the date of his termination.

(b)    The Executive shall exercise the put by written notice to the Company, which sets forth the number of shares to be sold to the Company.

(c)    The purchase price to be paid by the Company for any shares put to it pursuant to this paragraph shall be one hundred and five percent (105%) of the per share price (or the equivalent thereof) paid in the transaction causing the Change-in-Control. The aggregate purchase price (less any legally required income tax or other withholding) shall be paid in one lump sum payment to the Executive within fifteen (15) days of the date the Executive delivers stock certificate(s) for the shares being put to the Company (if required by the Company).

(d)    This put option right shall apply to any shares of stock, which the Executive receives in exchange for his Company stock as the result of the Change-in-Control. The per share price to be paid for any such stock put to the Company shall be 105% of the per share value assigned such stock for purposes of the transaction causing the Change-in-Control.

4.    Severance Compensation and Benefits. If, after the occurrence of a Change-in-Control, the Executive's employment is terminated by the Company during the twenty-four (24 month period following the date on which the Change-in-Control occurs for any reason other 2 than "Just Cause" (as defined in the Executive's Employment Agreement), the following shall occur:

(a)    The Company shall pay to the Executive, within fifteen (15) days of the date his employment is terminated by the Company, a single sum cash payment equal to two and one-half (2-1/2) times the Executive's average annual compensation (including base salary and bonuses) paid to him in cash during the thirty-six (36) month period immediately preceding the date on which the Change-in-Control occurred (or, in the event the Executive had not been employed by the Company or received cash compensation for a period of at least 36 months at that time, the period that the Executive was employed or received cash compensation, as applicable).

(b)     The Executive, together with his dependents and beneficiaries, shall continue to be fully eligible for (and participate in) all company-sponsored accident and health, life insurance and other welfare benefit programs available to the Executive as of the date on which the Change-in-Control occurred (on the same terms and conditions in effect on that date) or receive substantially equivalent coverage (or the full value thereof in cash) from the Company, until the second anniversary of the Executive's termination of employment.

5.    Certain Reduction of Payments by the Company. Notwithstanding anything in this Agreement to the contrary, if any of the payments or other benefits provided for in this Agreement, either alone or together with any other payments and benefits which the Executive has the right to receive from the Company, would be nondeductible (in whole or part) by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code, the payments and benefits to be made pursuant to this Agreement shall be reduced to such amount or level as will result in no portion of such payments or benefits being nondeductible under Section 280G. This determination shall be made by the Company's independent auditors, the cost of which shall be paid by the Company.

6.    Nonexclusive Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreement with, or plan, program, policy or practice of, the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, the Company (including, without limitation, the cashout of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice.

7.    Successors.

(a)    This Agreement shall be binding upon the Company and any successor thereto (whether by merger, consolidation, assignment or otherwise).

(b)    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. Any amounts due and payable to the Executive under this Agreement on or after his death shall be paid to his estate.

8.    Notices. All notices hereunder shall be in writing, and shall be deemed effectively given upon the earliest of (i) actual receipt, by whatever means, (ii) personal delivery, (iii) delivery by an overnight courier service to the applicable address specified below, or (iv) five days after sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties at the applicable address specified below (or such other address as may be designated in writing by either party to the other):

If to Company:

The Phoenix Group Corporation
2100 McKinney Avenue
Suite 1555
Dallas, TX 75201
Attn: Chairman

If to Executive:

Philip R. Lacerte
1409 South Lamar, #903
Dallas, TX 75215

9.    Applicable Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware.

10.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

12.    Effective Date. This Agreement shall become effective as of the date first set forth above.

13.    Employment. This Agreement does not constitute a contract of employment or impose on the Company an obligation to retain the Executive as an Executive, to continue his or her current employment status or to change any employment policies of the Company.

14.    Amendments. No amendment or other change to this Agreement shall be binding unless in writing and signed by both parties.

15.    Nontransferabilitv of Rights. The rights of the Executive under this Agreement are not subject to the claims of the Executive's creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered. Notwithstanding the preceding sentence, any payments owing to the Executive under this Agreement may, as determined by the Board of Directors of the Company (or its designee) in its sole discretion, be offset by any liability of the Executive owing to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE PHOENIX GROUP CORPORATION

By:         /s/ Ron Lusk
        Ron Lusk

      /s/ Philip R. Lacerte
Philip R. Lacerte